Exhibit 99.1

FirstEnergy Corp.	For Release: May 1, 2008
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS FIRST QUARTER EARNINGS

AKRON, OH – FirstEnergy Corp. (NYSE: FE) today reported first quarter net income of $276 million, or basic earnings of $0.91 per share of common stock ($0.90 diluted), on revenues of $3.3 billion.  This compares to record first quarter net income in 2007 of $290 million, or basic and diluted earnings of $0.92 per share, on revenues of $3.0 billion.

First quarter 2008 results benefited from increased generation margins – revenue less fuel and purchased power costs – as well as a gain from the sale of non-core assets, and the impact of fewer common shares outstanding resulting from last year’s share repurchase program.  These factors were offset by decreased investment income and increases in other costs.

The company achieved record first quarter generation output of 20.4 million megawatt-hours (MWH), compared to 19.4 million MWH in 2007.

Electric generation sales in the quarter increased slightly compared to the 2007 period, with a 7 percent increase in wholesale sales, partially offset by a 1 percent decrease in retail generation sales.

“The solid operational performance of our plants helped us exceed our earnings guidance for the quarter,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “Our record first quarter generation output reflects our continued success in positioning our generation business as the platform for our future growth.”

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the quarter – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on Q1 2008 Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

Forward-Looking Statements:  This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our, or our management’s, intents, beliefs and current expectations.  These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words.   Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements and possible greenhouse gas emissions regulation, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Supreme Court of Ohio regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the deferral of fuel costs) and Met-Ed and Penelec’s transmission service charge filings with the PPUC (as well as the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to continue to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, changing market conditions that could affect the value of assets held in our nuclear decommissioning trust fund, pension fund and other trust funds, the ability to access the public securities and other capital markets and the cost of such capital, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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